MERRILL LYNCH VARIABLE SERIES FUNDS, INC./

PRIME BOND FUND

SERIES #3

FILE # 811-3290

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
1/25/00	Goldman Sachs 7.5 1/28/05	$500,000	$1,500,000,000	Goldman Sachs
2/23/00	Household Finance 7.875 3/1/07	$1,500,000	$1,500,000,000	DLJ
6/7/00	Ford Motor Credit 7.875 6/15/10	$6,500,000	$4,500,000,000	Goldman Sachs
6/21/00	Dominion Resources 8.125 6/15/10	$1,000,000	$700,000,000	Morgan Stanley
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